EXHIBIT 99.2

Red Violet, Inc. (NASDAQ: RDVT)

Third Quarter 2026 Earnings Results Conference Call

Company Participants:

Camilo Ramirez, Senior Vice President, Finance and Investor Relations

Derek Dubner, Chairman and Chief Executive Officer

Dan MacLachlan, Chief Financial Officer

Operator:

Good day ladies and gentlemen, and welcome to red violet’s third quarter 2026 earnings conference call. At this time, all participants are in a listen only mode. Later we will conduct a question and answer session and instructions will follow at that time.

As a reminder this call is being recorded.

I would now like to introduce your host for today’s conference Camilo Ramirez, Senior Vice President, Finance and Investor Relations. Please go ahead.

Camilo Ramirez:

Good afternoon and welcome. Thank you for joining us today to discuss our third quarter 2026 financial results.

With me today is Derek Dubner, our Chairman and Chief Executive Officer, and Dan MacLachlan, our Chief Financial Officer. Our call today will begin with comments from Derek and Dan, followed by a question and answer session.

I would like to remind you that this call is being webcast live and recorded. A replay of the event will be available following the call on our website. To access the webcast, please visit our Investors page on our website www.redviolet.com.

Before we begin, I would like to advise listeners that certain information discussed by management during this conference call are forward-looking statements covered under the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those stated or implied by our forward-looking statements due to risks and uncertainties associated with the company’s business. The company undertakes no obligation to update the information provided on this call. For a discussion of risks and uncertainties associated with red violet’s business, I encourage you to review the company’s filings with the

Securities and Exchange Commission, including the most recent Annual Report on Form 10-K and the subsequent 10-Qs.

During the call, we may present certain non-GAAP financial information relating to adjusted gross profit, adjusted gross margin, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted earnings per share, and free cash flow. Reconciliations of these non-GAAP financial measures to their most directly comparable US GAAP financial measure are provided in the earnings press release issued earlier today. In addition, certain supplemental metrics that are not necessarily derived from any underlying financial statement amounts may be discussed and these metrics and their definitions can also be found in the earnings press release issued earlier today.

With that, I am pleased to introduce red violet’s Chairman and Chief Executive Officer, Derek Dubner.

Derek Dubner:

Thanks, Camilo. Good afternoon, everyone, and thank you for joining us.

We are pleased to report another record quarter for red violet, with revenue and operating cash flow reaching new highs and trailing twelve-month revenue surpassing $100 million for the first time. These results continue a sustained period of strong growth, healthy margins, and customer additions at levels near the highest in our history. The expansion of digital interactions and increasingly sophisticated AI-driven fraud are reinforcing the need for trusted identity intelligence, and our differentiated capabilities are translating that need into growing customer adoption. Thank you to our team for the execution that continues to make this possible.

Over the last several quarters, we have spent considerable time discussing who we are, how we built this business, what differentiates our platform, the defensibility of our competitive position, and the opportunities that lie ahead. If you are new to our story, I would encourage you to review the transcripts from our last several quarterly earnings calls. Our recent, highly successful capital raise gave us additional opportunities to explore those topics with new and existing investors who participated in the offering. We have since had many follow-up meetings with investors, along with introductions to others getting to know red violet. Given those extensive discussions, my remarks today will be more concise and focused on the record quarter we just delivered.

Let’s briefly run through the numbers. Third-quarter revenue increased 20% to a record $27.8 million. Adjusted gross margin was 85%. Adjusted EBITDA increased 22% to $11.0 million, with a margin of 40%. Adjusted net income increased 23% to $7.3 million, which resulted in adjusted earnings of $0.47 per diluted share. We generated a record $12.7 million in operating cash flow, up 25%. That’s another Rule of 60 quarter, combining 20% revenue growth with a 40% adjusted EBITDA margin, a strong combination of growth and profitability.

On the customer front, IDI added 383 billable customers during the quarter, bringing our total to 11,252. We continue to onboard customers at a pace at or near our highs and well above what we were seeing a year ago. FOREWARN added 19,688 users, ending the quarter with 462,861 users. Its growing network reinforces its position as the leading proactive safety solution for face-to-face engagement.

Growth remained broad-based across the industries we serve, with continued strength in Financial Services, Corporate Risk, Background Screening, Law Enforcement, Legal, and Collections. These markets have different demand drivers, but they share a growing need to resolve identities accurately and make informed decisions quickly. We are seeing that need translate into new customer relationships and continued increasing utilization across our existing base. Put simply, the business is firing on all cylinders. September was our highest revenue month in our history and October was just as good.

Contractual revenue represented 78% of total revenue in the quarter. Importantly, there were no meaningful one-time transactional revenue contributions, with results instead reflecting regular-course business activity across a diverse customer base. We believe that breadth is an important indication of the underlying momentum in the business.

Within our public sector business, we continue to win and onboard law enforcement agencies, building on the progress we have discussed over the past several quarters. We are also advancing at the state level, supporting identity resolution and fraud prevention activities, including a recent multi-year contract we signed in October with another Secretary of State. These wins demonstrate the relevance of our capabilities across a widening range of government use cases.

At the federal level, we continue to make inroads, educating agencies about IDI, the capabilities of our platform, and how our intelligence can support their missions. Developing these relationships takes time, but we are encouraged by our progress and remain focused on building this opportunity for the long term.

Across these markets, our competitive advantages continue to strengthen. The depth and accuracy of our longitudinal identity graph, supported by our cloud-native, AI-embedded platform, provide intelligence that informs critical decisions and supports daily workflows. We continue to extend the use of AI throughout the business, enhancing how we aggregate and analyze data, how customers engage with our products and solutions, and how we develop new capabilities. Internally, AI-powered automation is streamlining processes and increasing productivity across the organization. These efforts build on our proprietary foundation, accelerating innovation and strengthening the value we deliver to customers. We believe this continued advancement positions us to capture a growing share of an expanding market.

Our capital allocation strategy remains unchanged. Our first priority is investment in the business, including our platform, proprietary data assets, product development, and go-to-market capabilities. We continue to identify and evaluate strategic M&A opportunities that can strengthen our capabilities and accelerate our growth. We ended the quarter with over $165 million in cash and U.S. Treasury investments and no debt, giving us substantial capacity to pursue these priorities with discipline.

We are very pleased with how the business is performing, and we remain focused on the large opportunity ahead. We have a strong foundation, meaningful secular tailwinds, and the resources to invest in our next phase of growth. Thank you to our team, our customers, our partners, and our shareholders for your continued support.

With that, I’ll turn it over to Dan.

Dan MacLachlan:

Thanks, Derek, and good afternoon, everyone.

This was another strong quarter, with record revenue and record cash flows, with broad-based growth across nearly every part of the business. We also completed a public offering that generated approximately $109 million in net proceeds, significantly expanding our financial capacity to invest in our platform, our data assets, our go to market, and other strategic opportunities. We built this company with a disciplined approach to capital allocation, and that same discipline will continue to guide how we deploy our balance sheet.

With that as context, let me take you through the quarter.

For clarity, all the comparisons I will discuss today will be against the third quarter of 2025, unless noted otherwise.

Total revenue was a record $27.8 million, up 20% over the prior year. We generated record adjusted gross profit of $23.7 million, resulting in an adjusted gross margin of 85%, up 1 percentage point. Adjusted EBITDA increased 22% to $11.0 million, producing an adjusted EBITDA margin of 40%, also up 1 percentage point. Adjusted net income increased 23% to a record $7.3 million, resulting in adjusted earnings of 47 cents per diluted share.

Turning to the details of our P&L, as mentioned, revenue for the third quarter was $27.8 million, with each of our five revenue verticals contributing solid growth.

We added 383 billable customers to IDI during the quarter, ending with 11,252 customers.

Financial and Corporate Risk posted another strong quarter, with growth spread across its core industries. Financial Services, the largest industry in the vertical, grew steadily on deeper usage across the existing customer base. Both Background Screening and Insurance delivered accelerated growth, with continued adoption of our enhanced Background Screening offerings and stronger conversion of our Insurance pipeline.

Investigative was again our fastest-growing vertical on a percentage basis, with all four industries, Law Enforcement, Private Investigators, Bail Bonds, and Process Servers, posting strong double-digit growth. Law Enforcement stood out in particular, with continued strong adoption. We now serve more than 1,000 agencies, compared to more than 17,000 agencies nationwide, leaving us with significant runway for further penetration.

Collections also continued to build on the momentum we have seen over the past several quarters. Coming out of the pandemic, this vertical was stagnant for an extended period, due to government subsidies and collections moratoria. Over the past few years, we started to see early signs of a recovery, those signs developed into a clear trend, and we have now delivered several consecutive quarters of strong growth, with this quarter among the strongest. Consumer delinquencies remain elevated, more accounts are entering collections, and our customers are relying on our solutions at higher volumes to locate and recover them. Against that backdrop, we believe Collections remains well positioned to continue contributing to our growth.

Emerging Markets grew strongly again this quarter, with gains across a broad set of industries. Government, Repossession, Legal, Retail, and Marketing all contributed to the growth. We remain early in our penetration of many of these markets and continue to see significant opportunity across the vertical.

Turning to Real Estate, the vertical delivered solid growth during the quarter, driven by continued strength in FOREWARN, partially offset by softness in IDI’s Real Estate business.

IDI’s Real Estate business remained soft against a difficult housing backdrop, declining at a high single digit rate year over year. The tentative signs of improvement we noted last quarter did not carry through, and we expect the softness to persist until market conditions improve.

FOREWARN had another strong quarter, with double-digit revenue growth. We added 19,688 users during the quarter, bringing the total to 462,861 users, and we now have more than 665 REALTOR® Associations under contract.

The scale we have achieved with FOREWARN is an important competitive advantage. We recently introduced Community Alerts, which allows an agent to flag a concerning interaction and quickly alert the broader FOREWARN network. The breadth of our network creates a level of reach that is difficult to replicate, increasing the value of the protection we provide to every user.

Overall, contractual revenue accounted for 78% of total revenue in the quarter, up 3 percentage points from the prior year. Gross revenue retention remained strong at 96%, consistent with the prior year.

Moving back to the P&L, cost of revenue, exclusive of depreciation and amortization, increased $0.4 million, or 11%, to $4.0 million. Adjusted gross profit increased 22% to $23.7 million, resulting in an adjusted gross margin of 85%, up 1 percentage point.

Our sales and marketing expenses increased $0.8 million, or 14%, to $6.2 million for the quarter, driven primarily by increased personnel related expenses and higher provision for bad debt.

Our general and administrative expenses increased $2.2 million, or 32%, to $9.0 million for the quarter, driven primarily by higher personnel related expenses and acquisition related activity.

Depreciation and amortization increased $0.1 million, or 5%, to $2.8 million for the quarter.

Net income increased $1.2 million, or 29%, to $5.4 million for the quarter.

Adjusted net income increased $1.4 million, or 23%, to $7.3 million, resulting in adjusted earnings of 47 cents per diluted share.

Turning to the balance sheet, cash and cash equivalents were $68.1 million at September 30, 2026, compared to $43.6 million at December 31, 2025. Cash and cash equivalents, together with our investments in U.S. Treasury securities, totaled $165.7 million as of September 30, 2026.

Current assets totaled $121.6 million, compared to $56.5 million at year-end, while current liabilities were $7.5 million, down from $7.9 million.

We generated $12.7 million in cash from operating activities in the third quarter, compared to $10.2 million in the same period last year.

Free cash flow for the quarter was a record $8.8 million, a 21% increase from $7.3 million a year ago.

We did not repurchase any shares during the third quarter. Year to date through September 30, 2026, we repurchased 74,500 shares at an average price of $41.87 per share under our stock repurchase program. As of September 30, 2026, we had $15.5 million remaining under the program.

In closing, we enter the final quarter of the year growing across nearly every market we serve, with a platform our customers continue to rely on more deeply. What stands out is the consistency of the contribution across the business rather than from any single driver. That diversification is by design and gives us confidence in the durability of our growth as we close out the year and head into 2027.

With that, our operator will now open the line for Q&A.

QUESTIONS AND ANSWERS

Operator:

(Operator Instructions) Our first question comes from the line of Alex Sklar from Raymond James. Alex, your line is now open.

Alexander Sklar:

Great, thank you, and hi Derek, Dan. Maybe first one for me, can you just update us on what you're seeing as it relates to the your upmarket push? You flagged another statewide contract on the public sector side, I think closed right after the quarter. But what are you seeing in the new logo deal sizes broadly versus maybe a year ago and how sales cycles progressing for these larger prospects?

Dan MacLachlan:

Thanks, Alex. This is Dan, and I'm happy to address your question. Yes. I mean we're really excited what we're seeing in the business, not only in the pipeline, but what we're seeing in conversion. As Derek mentioned, obviously a nice public sector win with the Secretary of State. As you're aware, annually, we do release kind of a metric around larger enterprise wins and customers that generate in excess of $100,000 a year.

But we track that quarterly, and we look at the cohorts of customers from the $10,000 to $25,000 from the $25,000 to $100,000 and $100,000 and above. And what we're seeing in the business is incredible strength across the board in all those cohorts, both in that movement up tier in the larger tier customers, but as well as those $10,000 to $25,000, $25,000 to $75,000 a year customers. And so that's what really excites us is that the business continues to grow in scale, both in pipeline and conversion, and the movement up tier has been very successful to date.

Alexander Sklar:

Okay. And Dan, maybe another one for you. Just a very nice uptick in the contractual revenue mix this quarter, you flagged it. So if you look at that base, it's growing 25% above the group. Can you just talk about the drivers behind that? Is this converting some of your existing transactional base to contractual? Or is it tied to kind of the new logo growth and increasing mix of people coming on with guaranteed pricing?

Dan MacLachlan:

Yes. Thanks, Alex. Yes. Look, I mean it's really a combination of both. Most of the customers we're bringing on today think of those as more medium and larger enterprise which you'll normally see in some kind of contract.

Now the great thing about those businesses, as you can imagine, not only do you have the opportunity to win the volume in a particular use case, you have the ability to cross-sell across the organization. And that really is what moves the needle when we talk about contractual revenue.

But we're still seeing really good uptick in onboarding from the small and medium-sized business customers as well. But you're absolutely right, that 78% number for the quarter shows that it's solid business. As Derek discussed, there were no material onetime transactional revenue that came in the quarter. So that's very sound foundational structural revenue. And that gives us obviously a lot of clarity into what Q4 and 2027 is prepared to be because of that strong revenue base.

Derek Dubner:

Yes, Alex, just it's basically a continuation of what we've been seeing for now multiple quarters. And it's just, the execution is there; very proud of the team, very proud of what we're building, how quickly we're building it. And our path to market is so much faster than it was. It's accelerating. So just very pleased, just more of the same, very consistent performance for multiple quarters now.

Alexander Sklar:

Great, thank you both.

Operator:

Thank you. Our next question comes from the line of Joshua Reilly from Needham. Joshua, your line is now open.

Joshua Reilly:

Great, thank you for taking my questions. Maybe just starting off on the identity orchestration platform customers that you serve.

I've been doing some work in the space, and it seems like they're starting to see a pretty meaningful inflection in terms of their volume and adoption of different use cases across commercial and government markets. How is that customer set contributing to growth for you guys relative to the rest of the business?

Derek Dubner:

Yes. Thanks, Josh. Appreciate the question. You're absolutely right. And given that we are powering a number of those, when I say powering, integrated into key aspects of their solutions to many out there in the industry. As their volumes increase, that's wonderful. It's more demand on them. We all know the secular tailwinds I've talked about, and that's, I'm sure, consistent for them with digital transactions increasing exponentially and sophistication in AI fraud.

So there's a terrific demand for what they do, and that translates to better volumes for us. And so we're always trying to enhance what they need, increase and optimize the relationship.

And we've talked a lot about that the last few quarters in adding incremental data sets into our engine to solve for more identity use cases and be a part of that wallet share and part of that relationship with their end user. And we're building out a number of capabilities with a very deep product roadmap using a lot of intelligence, as we say and AI, of course and analyzing risk signals so that we can inform not only them, but all of our direct connect large and medium enterprise and of course small customers, smaller size, small business.

So we absolutely see it, and it's growing.

Joshua Reilly:

Awesome. Great. And then if you look at the current demand environment, do you think it makes sense to ramp up sales hiring?

And how do you think about the near-term trade-off in EBITDA margins relative to making these hiring decisions and ramping productivity of hires?

And maybe could you comment specifically on how you're thinking about accelerating the hiring for the FOREWARN opportunity in the home healthcare piece?

Dan MacLachlan:

Yes. Thanks, Josh, and this is Dan. Yes, correct.

Look, we're seeing demand across the business.

Obviously we're opening new markets, new use cases, home healthcare with FOREWARN is a great example of that.

And we're going to continue to invest in our go-to-market, our infrastructure, our product development. You'll see that in the supplemental metrics that we released, right, additional incremental headcount on sales and marketing, additional incremental headcount on engineering and infrastructure. We've talked about that for a number of quarters. And we just see tremendous opportunity. We're in the early innings. We're going to continue to invest there.

Now one of the great things about this business is even with that investment, and you've seen it over the last several quarters by adding additional headcount, we've still been able to incrementally grow our margin nicely.

We think about this business in the long term. Obviously we're public. We're mindful quarter-to-quarter, but we don't drive the business for the quarter-to-quarter cadence. And so it will ebb and flow a little bit. But ultimately, because of the operational leverage of the business, even with that investment, we're able to continue to drive nice incremental margins.

Operator:

Our next question comes from the line of Matthew Mouse from B. Riley Securities. Matthew, your line is now open.

Josh Nichols:

It's Josh Nichols from Riley. Thanks for taking my question. Yes. I mean Rule of 60 has a real nice ring to it.

I notice you did some engineering hiring during the quarter. You've talked about previously AI ramp-up and investment, but EBITDA margin still hitting 40% level.

One, is there much more investment that you guys are looking to do on that? If you could talk about some of the opportunity and how you're going to be leveraging that and how to think about balancing the internal investments in some of those growth initiatives versus the profitability which has been so strong.

Derek Dubner:

Yes. Thanks, Josh. It's Derek.

As we've talked about, the opportunity is very large. And we've been investing in the engineering team, product development team for some time now. And we have increased our investment over a number of quarters in the AI team, the deep learning team, to enhance sort of AI throughout the enterprise, as we've talked about. We've talked about a number of use cases for AI.

I guess I'll run through them real quickly. Aggregating and analyzing data. We see massive volumes of data as you know, and we analyze those risk signals which inform our solutions and inform our customers.

We are also accelerating the path and have accelerated the path to new features, new functionality that a year ago, two years ago would have taken so much longer to serve a number of industries that we're excited about, think of law enforcement and background screening and others.

And, so building out new applications there, are very exciting. And, of course, using AI assisted development and bringing in these team members that are utilizing for a very significant advantage. And I don't mind, of course we've had a large team, a decent-sized team already who have been utilizing AI for years now in doing what we do. So it's very exciting.

As you can see from the financials, despite our investment, you're still seeing these extraordinarily healthy margins, and that's the model. And, so it's really, I'll simplify it, it's really turning dials.

Where is the opportunity? Where do we want to point and aim and shoot? And what does that do? And when we analyze that and we see it and we say go, there's an opportunity there straight line to revenue in some short, medium, or long term. And if it's something that didn't come to fruition or wouldn't come to fruition, it's very easy for us to dial it back and point resources to another direction.

So excited about also, of course with AI, the increase in productivity of all of the employees.

We are developing these features and these products at 10x what we normally did. And it's extraordinary when we have these meetings and we talk about where they are in the pipe and where they are with development and the path to commercialization.

So it's extremely exciting. We are building out new applications. We just talk a tiny bit about that because it's very exciting, and that we have not made an announcement yet.

But new applications, new ways of interacting with our solutions that we think are going to change the way all customers of this industry evaluate, analyze, investigate, and perform their decision-making.

So, we're excited about those opportunities, and we'll continue to invest because we can and because we're disciplined about it. And really, we take that very seriously over here.

Josh Nichols:

Appreciate the color there. Always good, Derek.

Derek Dubner:

Thanks Josh.

Operator:

Thank you. Our next question comes from the line of Eric Martinuzzi from Lake Street Capital Markets. Eric, your line is now open.

Eric Martinuzzi:

Yes. Congrats on the successful quarter.

I wanted to talk about the impact of the equity raise. You talked about a net $109 million with regard to your M&A pipeline. Just curious to know if that has opened up the aperture. Do we have an increased appetite now for unique data sets or unique technologies? Just a layer deeper on the M&A pipeline would be appreciated.

Derek Dubner:

Sure. Thanks, Eric. Appreciate it.

As we've talked about, we've always looked at opportunities for perhaps tuck-ins, if you will, in the way of, as I said, more data assets in this proprietary engine that we've built, in the way of looking at certain technologies of companies out there that for us would be a “buy or build” analysis, or it's perhaps so unique that is something we would want to jump on immediately. And, for a number of years, we've been very much behind the scenes, powering a number of solutions out there.

And as we mature, we're becoming more of a well-known front-facing brand or brands, and that's why you're seeing the success that we've been able to put up for a number of quarters.

So, if there was an opportunity to acquire a company that perhaps had a well-established presence in a vertical where we were early with a great brand and there was extraordinary synergy. And, by the way, synergy would have to work for all three of those, then we would move on it.

We have a funnel of opportunities that we look at. Up until, I don't know I would say last year, we've knocked on the door on a few, and it either didn't meet our expectations in the way of synergistic or valuation.

And as we know there has been not much in the way of small M&A over the last few years, especially coming out of '22, '23 and '24 because the public markets obviously corrected valuation pretty quickly. But in the private markets, founder-led businesses perhaps figured they will endure and make it out the other side. But, we're seeing more and more opportunities where it's difficult for them to get capital, and they realize that there's a great home here with a lot of synergy.

So, we're doing work, and we have a very high bar, and we don't mind walking away from deals. And when we see the one we want, we will transact.

Eric Martinuzzi:

Okay. And then on the FOREWARN community alerts, is this just kind of an added free benefit on top of the current subscription? Or is there a monetization element to the additional functionality?

Derek Dubner:

Right now, it is a free benefit inside the FOREWARN subscription, and we're very excited to do that because FOREWARN stands alone as a network -- a network of a data-driven safety solution with over 460,000 users, primarily only in real estate today but it's growing, and it's going to be in a number of verticals in the future. And with that many in the network, there's safety in numbers.

So, when an individual subscriber has a concerning interaction with somebody, they can alert their local community around that phone number. And immediately, there's a proactive effect of protecting the members around them. And, so we're excited to bring that to the current base because we started this product, this FOREWARN brand, as essential safety for all. And that's been the mission.

We've been dedicated to primarily only safety and not adding marketing functions or other different functions that sort of cloud the mission, if you will, of a real estate subscriber or another industry now using it for unlimited searches, not having to pick and choose because there's a price associated with the search which could be construed as perhaps discriminating or whatever violation of law, they can look up everybody to ensure their safety to prevent fraud and it's a powerful benefit.

We're hearing great reactions from the base, and we're excited to bring it to them at no cost.

Eric Martinuzzi:

Got it. Thanks for taking my question.

Derek Dubner:

Thanks Eric.

Operator:

Thank you. This concludes the question and answer session. I would now like to turn it over to Derek Dubner for closing remarks

Derek Dubner:

Thank you for joining us today. Another record quarter and more than $100 million in trailing twelve-month revenue reflect the consistency of our execution and the growing importance of our identity intelligence across the markets we serve. We are pairing strong growth with substantial profitability and cash generation while continuing to invest in innovation and extend our competitive advantages. With powerful secular tailwinds and the resources to pursue the significant opportunity ahead, we remain confident in our next phase of growth. Thank you again to our team for their continued dedication and to our customers and shareholders for your trust and support. We look forward to updating you on our progress next quarter.

Operator:

Thank you. This concludes today's conference call. Thank you for participating. You may now disconnect.